Exhibit 99.1

Hecla Reports Second Quarter 2012 Results and Major Progress on Re-Opening of the Lucky Friday Mine

All Cash Tender Offer Launched for U.S. Silver Shares

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--August 7, 2012--Hecla Mining Company (NYSE:HL) today announced second quarter net income applicable to common shareholders of $2.4 million, or $0.01 per basic share, and earnings after adjustments applicable to common shareholders of $4.4 million, or $0.02 per basic share. Second quarter silver production was 1.4 million ounces at a cash cost of $1.03 per ounce, net of by-products.

SECOND QUARTER 2012 HIGHLIGHTS

  Rehabilitation work at Lucky Friday mine advances past the 4900 foot level, activating development crews preparing the mine for expected resumption of operations beginning in the first quarter of 2013.
  Sales of $67.0 million.
  Net income applicable to common shareholders of $2.4 million, or $0.01 per basic share.
  Earnings after adjustments applicable to common shareholders (a non-GAAP measure) of $4.4 million, or $0.02 per basic share.
  Silver production of 1.4 million ounces at a total cash cost (a non-GAAP measure) of $1.03 per ounce, net of by-products.
  Cash and cash equivalents of $233.0 million at June 30, 2012.
  Declaration of $0.0025 dividend payable September 4 to shareholders of record as of August 28.
  Credit facility increased to $150.0 million from $100.0 million.
  Underground and surface drilling has extended high-grade mineralization at Greens Creek (Alaska), the Star (Idaho), the Equity (Colorado) and San Sebastian (Mexico).
  Company launches all-cash offer to acquire U.S. Silver Corporation for CDN$1.80 per common share.

"Hecla is delivering cash flow today and investing in growth for the future. Despite only Greens Creek operating currently, Hecla generates enough cash flow and has a strong enough balance sheet to invest record amounts in capital, exploration and pre-development that we believe will provide long-lived production - 15 plus years at Greens Creek and 30 plus years at Lucky Friday - and 50% production growth over the next five years," said Hecla's President and Chief Executive Officer Phillips S. Baker, Jr.

"We are pleased to report that rehabilitation work at the Lucky Friday Silver Shaft through the second quarter has progressed ahead of schedule past the 4900 foot level. Access to this level materially changes the scope of activities at the mine. Now, in addition to rehabilitating the shaft, we expect to soon begin construction on two bypasses on the 5900 foot level which positions us to restart production in early 2013. Plus, we can restart planning work on the #4 Shaft, which will provide 3,000 feet of deeper access to higher grade ores and the potential for 30 years of future production," Mr. Baker added.

"At Greens Creek, second quarter silver production of 1.4 million ounces was impacted by lower grades, but cash costs net of by-product credits were $1.03 per ounce of silver, providing excellent operating margins. We expect production levels at Greens Creek to increase through the remainder of the year, as we continue our record capital investment program there, preparing the mine for many more years of anticipated low-cost production and reserve growth," Mr. Baker added.

"Our record 2012 exploration and pre-development program at the four districts we control continues to return excellent results. We expect this pre-development program, along with our existing operations, to help us reach our targeted goal of 15 million ounces of Company-wide silver production by 2017. Underpinning this growth is our very strong balance sheet, with $233.0 million in cash and no significant debt.

"Finally, our offer for U.S. Silver, an all-cash offer valued at approximately $100 million that expires August 31, represents a good strategic fit for Hecla. It would add another producing mine and expand our highly prospective land package and development projects in the world-class Silver Valley of North Idaho. The offer is conditional on the termination of a proposed merger which is the subject of a shareholder meeting today," Mr. Baker added.

FINANCIAL OVERVIEW

Net income applicable to common shareholders for the second quarter was $2.4 million, or $0.01 per share, compared to $33.2 million, or $0.12 per basic share, for the same period a year ago, and was impacted by the following items:

  Temporary suspension of mining activities at the Lucky Friday mine, which were suspended in January 2012, are expected to resume in the first quarter 2013. There were $6.5 million in suspension-related costs at the Lucky Friday in the second quarter, including $1.6 million of depreciation.
  Lower-than-expected grades at Greens Creek, as well as lower average silver and base metals prices compared to the same period a year ago.
  Exploration and pre-development expense increased to $10.6 million in the second quarter from $5.8 million in the same period in 2011, for exploration work at Greens Creek, the Company's extensive land package at San Sebastian in Durango, Mexico, at the San Juan Silver project in Colorado, and the Star mine complex in North Idaho's Silver Valley near the Lucky Friday mine. Pre-development projects and engineering studies were advanced in Mexico, Colorado and the Silver Valley.
  A $6.2 million gain on base metal derivative contracts for the second quarter, compared to a $0.6 million gain for the same period in 2011. A summary of the quantities of base metals committed at June 30, 2012 is included on page 4 of this release.
  A $0.7 million tax provision compared to $19.6 million in the same period in 2011, as a result of higher pre-tax income in 2011. Our effective income tax rate is approximately 35% in 2012 compared to 33% in the same period in 2011.
  Losses of $2.4 million on provisional price adjustments compared to losses of $7.6 million in the same period of 2011.

	Second Quarter Ended		Six Months Ended

HIGHLIGHTS	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
FINANCIAL DATA

Sales (000)	$67,019	$117,860	$158,172	$254,224
Gross profit (000)	$23,968	$67,791	$72,170	$147,364
Income applicable to common shareholders (000)	$2,386	$33,179	$14,820	$76,398
Basic income per common share	$0.01	$0.12	$0.05	$0.27
Diluted income per common share	$0.01	$0.11	$0.05	$0.26
Net income (000)	$2,524	$33,317	$15,096	$76,674

Cash provided by operating activities (000)	$(10,186)	$66,307	$31,240	$127,217

During the quarter, operating cash flow was $(10.2) million, which was the result of normal variations in timing in the shipping of metal concentrate from the Greens Creek mine. Consequently, approximately $24.0 million of cash flow attributable to second-quarter sales was deferred into early in the third quarter.

Capital expenditures (including non-cash capital lease additions) at the operations totaled $26.4 million for the second quarter. Expenditures at the Lucky Friday were $11.0 million and $15.3 million at Greens Creek. Full-year capital expenditures are expected to be $130.0 million in 2012, primarily due to projects at Greens Creek.

Pre-development expenditures totaled $3.5 million in the second quarter. Pre-development expenditures in 2012 are expected to be approximately $23.0 million and include infrastructure at the Star mine complex in the Silver Valley, the San Juan Silver property in Creede, Colorado, and the San Sebastian property in Mexico.

Exploration expenditures for the second quarter of 2012 were $7.1 million. Exploration expenditures for 2012 are expected to be approximately $30.0 million.

Credit Facility

On August 2, 2012, we increased our revolving credit facility from $100.0 million to $150.0 million, with the amended agreement extending three years from signing. The LIBOR margin increased from 2.75% - 3.50% under the current facility to 3.00% - 3.75% under the amended facility, and the base margin rate increased from 1.75% - 2.50% to 2.00% - 2.75%. Financial covenants, anticipated use of borrowings, and other terms and conditions remain unchanged from the facility that was previously in place.

Metals Prices

Average realized silver prices in the second quarter were $27.05 per ounce, compared with average realized prices in the second quarter of 2011 of $35.80 per ounce.

Overall second quarter realized metals prices were lower than those in the first quarter 2012, resulting from negative adjustments to provisional settlements of $2.4 million compared to net negative price adjustments to provisional settlements of $7.6 million in the second quarter of 2011. The adjustment to provisional settlements is largely due to a decrease in prices in the time period between the shipment of concentrate and the final settlement. The provisional price adjustment related to zinc and lead contained in our concentrate shipments was largely offset by net gains on forward contracts of $0.9 million in the second quarter for those metals.

		Second Quarter Ended		Six Months Ended

		June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
AVERAGE METAL PRICES

Silver -	London PM Fix ($/oz)	$29.42	$38.17	$31.02	$34.92
	Realized price per ounce	$27.05	$35.80	$32.37	$36.19
Gold -	London PM Fix ($/oz)	$1,611	$1,504	$1,651	$1,444
	Realized price per ounce	$1,588	$1,550	$1,675	$1,478
Lead -	LME Cash ($/pound)	$0.90	$1.16	$0.92	$1.17
	Realized price per pound	$0.87	$1.15	$0.94	$1.17
Zinc -	LME Cash ($/pound)	$0.88	$1.02	$0.90	$1.06
	Realized price per pound	$0.87	$1.02	$0.91	$1.06

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at June 30, 2012:

	Metric Tonnes Under		Average Price per
	Contract		Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2012 settlements	9,000	2,300	$0.86	$0.84

Contracts on forecasted sales
2012 settlements	5,925	2,500	$1.11	$1.12
2013 settlements	10,375	13,850	$1.10	$1.14

OPERATIONS OVERVIEW

Second quarter silver cash cost was $1.03 per ounce, net of by-products, compared to $0.52 per ounce in the same period in 2011. The following table provides the production summary on a consolidated basis for the second quarter and six months ended June 30, 2012 and 2011:

		Second Quarter Ended		Six Months Ended

		June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
PRODUCTION SUMMARY

Silver -	Ounces produced	1,365,093	2,250,783	2,693,797	4,705,191
	Payable ounces sold	1,133,764	1,878,719	2,560,951	4,242,149
Gold -	Ounces produced	13,257	14,426	25,909	28,856
	Payable ounces sold	10,252	11,744	22,112	23,334
Lead -	Tons produced	4,873	10,075	9,727	19,730
	Payable tons sold	3,629	8,185	7,798	16,786
Zinc -	Tons produced	16,073	18,973	32,016	36,654
	Payable tons sold	14,283	12,668	25,970	26,183
Total cash cost per ounce of silver produced (1)		$1.03	$0.52	$1.63	$0.79

(1) See the attached schedule for a reconciliation to GAAP.

Greens Creek mine - Alaska

Silver production at Greens Creek was 1.4 million ounces in the second quarter of 2012, compared to 1.5 million ounces in the same period in 2011. Second quarter silver cash cost was $1.03 per ounce, net of by-products, compared to $0.52 per ounce in the same period in 2011, due in part to lower grades as well as lower average silver and base metals prices. Mining costs per ton were up by 23% and milling costs per ton were down by 12% in the second quarter compared to the same period in 2011. The higher mining costs were due primarily to increased use of contract miners, while the lower milling costs resulted from improved mill throughput.

Ground control maintenance continued into the second quarter. During the quarter, crews returned to normal production and normal mining cycle, and production rates are expected to increase through the remainder of this year. Grades were lower during the second quarter, due to normal mine sequencing. Ore grade is expected to increase throughout the rest of the year.

Greens Creek is expected to produce greater than six million ounces of silver in 2012.

Lucky Friday mine - Idaho

At the Lucky Friday mine, work crews have completed rehabilitation work on the Silver Shaft past the 4900 level, an important milestone because development crews will soon be preparing the mine for resumption of operations, which is targeted for the first quarter of 2013. A total of 20 additional miners were rehired and will return to work in August, adding to the 75 hourly employees already working at the mine. The resumption of development work, including construction of a bypass drift on the 5900 foot level, is part of a plan that has been submitted to MSHA.

Throughout the second quarter, work through the 4900 foot level included removal of cementitious material along the main shaft, installation of a new power cable, and additional work which is expected to improve the shaft's functionality and possibly improve its hoisting capacity. Work along the entire 6,100 foot Silver Shaft is expected to be completed by December 2012.

Reaching the 4900 foot level has also enabled work to resume on the restart of the #4 Shaft planning. To date, $90.0 million has been spent on the $206.0 million project, which is planned to access extensions to reserves, resources and additional exploration targets. The project is expected to be completed in early 2016.

Care-and-maintenance costs incurred at the Lucky Friday totaled $6.5 million for the second quarter of 2012, including depreciation of $1.6 million.

Exploration

Exploration expenditures for the second quarter were $7.1 million, with $2.7 million for exploration at San Juan Silver in Colorado, $1.2 million for San Sebastian in Mexico, $1.2 million at the Star mine complex, $0.7 million at Greens Creek, $0.7 million for the Silver Valley, and $0.6 million for other exploration-related activities. Expenditures in 2012 are expected to be approximately $30.0 million.

Underground drilling at Greens Creek continues to extend mineralization along trend of the Southwest Bench, Gallagher, 200 South, 5250 and 9a Zones. Drilling at the Southwest Bench has defined high-grade extensions beyond the current resources, connected isolated mineralized bodies into continuous zones, and defined a new lens of mineralization. Highlights from drilling of the Southwest Bench include intercepts of 0.39 opt gold, 14.83 opt silver, 10.5% lead and 22.4% zinc over 58.4 feet, 0.14 opt gold, 56.2 opt silver, 8.8% lead and 16.6% zinc over 42.6 feet and 0.11 opt gold, 3.9 opt silver, 6.5% lead and 38.1% zinc over 24.6 feet. Drilling of the Gallagher Zone continues to extend mineralization further to the southeast beyond the current resource boundaries. High-grade mineralization at both the 5250 and 9a Zones has been defined beyond the current resources and is open further to the south.

The focus of current drilling at Greens Creek is the 200 South Zone where in-fill drilling has confirmed and extended an upper limb that averages 25 feet of white baritic ore and a lower limb that averages 18 feet of massive base metal and baritic ore types. Drilling from two stations along the southern-most development has intersected massive base metal and white baritic ore types and is expected to extend the current 200 South resource approximately 200 feet to the south. The confirmation and expansion of the 200 South resource suggests this area of the mine has the potential to be a significant contributor to current and future LOM plans. A more extensive assay table of the Greens Creek underground drilling program can be found at the end of this news release. The surface drill program at Greens Creek started in mid-June and is expected to have three drills active until mid-October.

At the west end of the Star mine complex in the Silver Valley there are now two drills targeting high-grade, northerly and down-dip extensions to the Moffitt and North Star veins. This drilling extends the Moffitt vein approximately 400 feet down dip and approximately 600 feet along strike beyond the current resource boundaries. Surface drilling of the Noonday and Noonday Split have upgraded the current resource and defined new mineralization on the flanks of the known resource. Complete assays are provided at the end of this release.

The high-grade, gold-silver bearing breccia and veins of the 108 Trend at the Equity in Colorado average 300 feet of strike length and continue for over 600 feet down plunge. Drilling continues to define 12- to 35-foot zones of intense brecciation, silica flooding and strong alteration; however, the sulfide concentration appears to be declining at the lower limits of the trend as the host rock changes to less competent material. This high-grade zone includes intersections of 18.6 opt silver and 0.15 opt gold over 11.4 feet and 26.4 opt silver and 0.25 opt gold over 8.8 feet, but a more thorough list of assays during the second quarter is provided in the table at the end of the release.

In Mexico, step-out holes to the southeast continue to intersect a dominant vein that could extend the Andrea resource to almost 2.0 km in strike length. Recent intersections include 3.4 g/t gold and 391.2 g/t silver over 1.34 meters (0.1 opt gold and 11.4 opt silver over 5.0 feet) and 4.8 g/t gold and 156.0 g/t silver over 2.5 meters (0.14 opt gold and 4.6 opt silver over 8.2 feet), but a complete list is provided in the table at the end of this release.

Pre-Development

Pre-development expenditures for the second quarter of 2012 were $3.5 million with $1.8 million at the San Juan Silver property in Colorado, $1.3 million at the Star property in Idaho and $0.4 million at the San Sebastian property in Mexico. Pre-development expenditures in 2012 are expected to total approximately $23.0 million.

At the San Juan project in Colorado on the Equity project, crews are continuing to rehabilitate underground workings, install utilities down the decline and develop additional drill stations as drilling continues to intercept high-grade mineralization on the Equity and prepares to evaluate the Amethyst vein. At the nearby Bulldog project, the design of the decline is being finalized and a contractor has been selected with beginning of decline development expected to occur in September. Commencing development of the underground workings was an important milestone for the Bulldog project. The Company now expects to invest a total of $10.6 million at the Bulldog in 2012. Plans to obtain authorizations for future underground exploration activities at the Bulldog are being developed.

In Idaho's Silver Valley at the Star project, rehabilitation of the #5 Shaft continues to where the connection to the Grouse 700 level will provide for secondary surface access. A 750-foot long drift is being driven on the Star 2000 level in order to provide a drilling platform to test the eastern extensions of the Noonday and Noonday North Split veins.

At the San Sebastian project in Mexico, options for accessing the existing mineral resources at the Hugh Zone and a new mine are being refined. A preliminary economic analysis is expected to be completed during the third quarter of this year. A work plan and drill program to outline hydrology of the Andrea area, which is located on the same property package as the Hugh Zone, has been completed and preliminary mine designs are being reviewed.

Overview of Hecla's Offer for U.S. Silver Corporation

  All-cash offer of CDN$1.80 for each U.S. Silver common share provides significant, immediate and certain value and liquidity to U.S. Silver common shareholders.
  Premium of over 23% over the closing price of U.S. Silver common shares on July 24, 2012 and a premium of 30% over the U.S. Silver 20-day volume weighted average common share price as at July 24, 2012, on the TSX.
  Offer for each common share also represents a premium of 28% to the imputed offer price of CDN$1.41 under the proposed merger with RX Gold & Silver, as at July 24, 2012.
  Simultaneous and inter-conditional offers to acquire each outstanding common share as well as each U.S. Silver purchase warrant for CDN$0.205 (its “in the money” amount).
  Offers not subject to financing; Hecla has sufficient cash on hand to complete the offers.
  Hecla Offer conditional upon the RX proposal not proceeding or such transaction otherwise terminating.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, August 7, at 10:30 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-383-7989 or 1-617-597-5328 internationally. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company is among the largest and lowest cash cost silver producers in the U.S. The company has two operating mines, as well as exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at www.sec.gov.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Second Quarter Ended		Six Months Ended

	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Sales of products	$67,019	$117,860	$158,172	$254,224
Cost of sales and other direct production costs	33,172	38,865	66,462	83,394
Depreciation, depletion and amortization	9,879	11,204	19,540	23,466
	43,051	50,069	86,002	106,860
Gross profit	23,968	67,791	72,170	147,364

Other operating expenses:
General and administrative	5,527	4,550	10,028	9,249
Exploration	7,146	5,839	12,757	9,140
Pre-development	3,471	—	6,837	—
Other operating expense	1,605	2,270	2,549	4,087
Provision for closed operations and reclamation	2,235	1,341	4,413	2,362
Lucky Friday suspension-related costs	6,465	—	12,631	—
	26,449	14,000	49,215	24,838
Income (loss) from operations	(2,481)	53,791	22,955	122,526
Other income (expense):
Gain on sale or impairment of investments	—	—	—	611
Gain (loss) on derivative contracts	6,171	559	940	(1,475)
Interest and other income	32	105	181	123
Interest expense	(505)	(1,496)	(972)	(1,973)
	5,698	(832)	149	(2,714)
Income before income taxes	3,217	52,959	23,104	119,812
Income tax provision	(693)	(19,642)	(8,008)	(43,138)
Net income	2,524	33,317	15,096	76,674
Preferred stock dividends	(138)	(138)	(276)	(276)
Income applicable to common shareholders	$2,386	$33,179	$14,820	$76,398
Basic income per common share after preferred dividends	$0.01	$0.12	$0.05	$0.27
Diluted income per common share after preferred dividends	$0.01	$0.11	$0.05	$0.26
Weighted average number of common shares outstanding - basic	285,312	279,347	285,303	278,901
Weighted average number of common shares outstanding - diluted	295,160	295,756	296,100	296,020

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$233,327	$266,463
Accounts receivable:
Trade	30,484	10,996
Other, net	6,662	9,313
Inventories	23,182	26,195
Current deferred income taxes	25,779	27,810
Other current assets	20,062	21,967
Total current assets	339,496	362,744
Non-current investments	2,671	3,923
Non-current restricted cash and investments	866	866
Properties, plants, equipment and mineral interests, net	953,365	923,212
Non-current deferred income taxes	86,362	88,028
Other non-current assets and deferred charges	7,734	17,317
Total assets	$1,390,494	$1,396,090

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$34,587	$37,831
Accrued payroll and related benefits	9,182	12,878
Accrued taxes	3,736	10,354
Current portion of capital leases	4,552	4,005
Current portion of accrued reclamation and closure costs	39,694	42,248
Total current liabilities	91,751	107,316
Capital leases	9,054	6,265
Accrued reclamation and closure costs	111,806	111,563
Other noncurrent liabilities	32,450	30,833
Total liabilities	245,061	255,977

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	71,496	71,420
Capital surplus	1,216,659	1,215,229
Accumulated deficit	(115,734)	(120,557)
Accumulated other comprehensive loss	(24,304)	(23,498)
Treasury stock	(2,723)	(2,520)
Total shareholders’ equity	1,145,433	1,140,113
Total liabilities and shareholders’ equity	$1,390,494	$1,396,090
Common shares outstanding	285,547	285,290

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
OPERATING ACTIVITIES
Net income	$15,096	$76,674
Non-cash elements included in net income:
Depreciation, depletion and amortization	22,799	23,597
Gain on sale of investments	—	(611)
(Gain) loss on disposition of properties, plants, equipment and mineral interests	660	(8)
Provision for reclamation and closure costs	2,908	556
Stock compensation	1,495	920
Deferred income taxes	3,697	38,319
Amortization of loan origination fees	201	332
(Gain) loss on derivative contracts	9,376	(9,198)
Other non-cash charges, net	604	391
Change in assets and liabilities:
Accounts receivable	(16,838)	(8,282)
Inventories	3,013	(2,856)
Other current and non-current assets	1,756	2,552
Accounts payable and accrued liabilities	389	12,818
Accrued payroll and related benefits	(3,696)	(445)
Accrued taxes	(6,618)	(6,364)
Accrued reclamation and closure costs and other non-current liabilities	(3,602)	(1,178)
Cash provided by operating activities	31,240	127,217

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(51,535)	(40,580)
Proceeds from sale of investments	—	1,366
Proceeds from disposition of properties, plants and equipment	116	113
Purchases of investments	—	(3,200)
Changes in restricted cash and investment balances	—	9,388
Net cash used in investing activities	(51,419)	(32,913)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	4,838
Acquisition of treasury shares	(203)	(469)
Dividends paid to common shareholders	(9,986)	—
Dividends paid to preferred shareholders	(276)	(3,546)
Repayments of capital leases	(2,492)	(1,297)
Net cash used in financing activities	(12,957)	(474)
Net increase (decrease) in cash and cash equivalents	(33,136)	93,830
Cash and cash equivalents at beginning of period	266,463	283,606
Cash and cash equivalents at end of period	$233,327	$377,436

HECLA MINING COMPANY
Production Data

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
GREENS CREEK UNIT
Tons of ore milled	197,432	189,483	362,948	379,250
Mining cost per ton	$61.23	$49.84	$62.51	$48.24
Milling cost per ton	$28.13	$31.98	$30.16	$29.81
Ore grade milled - Silver (oz./ton)	9.57	10.47	10.26	11.49
Ore grade milled - Gold (oz./ton)	0.12	0.12	0.12	0.12
Ore grade milled - Lead (%)	3.29	3.70	3.54	3.49
Ore grade milled - Zinc (%)	9.34	10.33	10.10	9.85
Silver produced (oz.)	1,365,093	1,459,534	2,693,797	3,157,118
Gold produced (oz.)	13,257	14,426	25,909	28,856
Lead produced (tons)	4,873	5,497	9,727	10,208
Zinc produced (tons)	16,073	17,069	32,016	32,595
Total cash cost per ounce of silver produced (1)	$1.03	$(2.70)	$1.63	$(1.64)
Capital additions (in thousands)	$15,340	$4,659	$30,053	$17,185
LUCKY FRIDAY UNIT
Tons of ore processed	—	75,743	—	164,503
Mining cost per ton	$—	$61.36	$—	$59.82
Milling cost per ton	$—	$17.07	$—	$16.17
Ore grade milled - Silver (oz./ton)	—	11.13	—	10.13
Ore grade milled - Lead (%)	—	6.47	—	6.26
Ore grade milled - Zinc (%)	—	2.85	—	2.85
Silver produced (oz.)	—	791,249	—	1,548,073
Lead produced (tons)	—	4,578	—	9,522
Zinc produced (tons)	—	1,904	—	4,059
Total cash cost per ounce of silver produced (1)	$—	$6.46	$—	$5.74
Capital additions (in thousands)	$11,040	$5,990	$22,737	$28,502

(1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

Non-GAAP Measures

(Unaudited)

This release contains references to a non-GAAP measure of cash costs per ounce. Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

The following table calculates cash cost per ounce:

(in thousands, except per-ounce amounts):	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$1,410	$1,169	$4,386	$3,699
Divided by ounces produced	1,365	2,250	2,694	4,705
Total cash cost per ounce produced	$1.03	$0.52	$1.63	$0.79
Reconciliation to GAAP:
Total cash costs	$1,410	$1,169	$4,386	$3,699
Depreciation, depletion and amortization	9,879	11,204	19,540	23,466
Treatment costs	(16,164)	(25,948)	(33,859)	(50,183)
By-product credits	45,352	66,931	91,705	131,442
Change in product inventory	2,101	(4,164)	3,906	(2,631)
Reclamation and other costs	473	877	324	1,067
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$43,051	$50,069	$86,002	$106,860

GREENS CREEK UNIT
Total cash costs	$1,410	$(3,942)	$4,386	$(5,187)
Divided by ounces produced	1,365	1,459	2,694	3,157
Total cash cost per ounce produced	$1.03	$(2.70)	$1.63	$(1.64)
Reconciliation to GAAP:
Total cash costs	$1,410	$(3,942)	$4,386	$(5,187)
Depreciation, depletion and amortization	9,879	9,709	19,540	20,389
Treatment costs	(16,164)	(20,220)	(33,859)	(39,335)
By-product credits	45,352	54,001	91,705	104,064
Change in product inventory	2,101	(4,198)	3,906	(2,340)
Reclamation and other costs	473	(529)	324	(363)
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$43,051	$34,821	$86,002	$77,228

LUCKY FRIDAY UNIT (1)
Total cash costs	$—	$5,111	$—	$8,886
Divided by silver ounces produced	—	791	—	1,548
Total cash cost per ounce produced	$—	$6.46	$—	$5.74
Reconciliation to GAAP:
Total cash costs	$—	$5,111	$—	$8,886
Depreciation, depletion and amortization	—	1,495	—	3,077
Treatment costs	—	(5,728)	$—	(10,848)
By-product credits	—	12,930	—	27,378
Change in product inventory	—	34	$—	(291)
Reclamation and other costs	—	1,406	—	1,430
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$—	$15,248	$—	$29,632

(1)  Production has been temporarily suspended at the Lucky Friday Unit as work is performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. See the Lucky Friday Segment section above for further discussion of the Silver Shaft work and temporary suspension of operations. Care-and-maintenance costs incurred at the Lucky Friday during the suspension of production are included in a separate line item under Other operating expenses on the Condensed Consolidated Statement of Operations and Comprehensive Income (Unaudited), and have been excluded from the calculation of total cash costs for the three- and six-month periods ended June 30, 2012.

This release also refers to a non-GAAP measure of earnings after adjustments. Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance. The following table reconciles net income applicable to common shareholders to earnings after adjustments applicable to common shareholders (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income applicable to common shareholders (GAAP)	$2,386	$33,179	$14,820	$76,398
Adjusting items:
(Gains)/losses on derivatives contracts	(6,171)	(559)	(940)	1,475
Environmental accruals	527	—	1,296	—
Provisional price gains	2,378	7,589	(3,749)	421
Lucky Friday suspension-related costs	6,465	—	12,631	—
Income tax effect of above adjustments	(1,152)	(2,531)	(3,326)	(683)

Earnings after adjustments applicable to common shareholders	$4,433	$37,678	$20,732	$77,611

Weighted average shares - basic	285,312	279,347	285,303	278,901

Weighted average shares - diluted	295,160	295,756	296,100	296,020

Basic earnings after adjustments per common share	$0.02	$0.13	$0.07	$0.28

Diluted earnings after adjustments per common share	$0.02	$0.13	$0.07	$0.26

Assay Results - Q2 2012

MINE / PROJECT	Zone	Width (Feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)

GREENS CREEK	Southwest Bench	58.4	14.8	0.39	22.4	10.5
	Southwest Bench	42.6	56.2	0.14	16.6	8.8
	Southwest Bench	34.8	5.2	0.03	31.6	4.6
	Southwest Bench	24.6	3.9	0.11	38.1	6.5
	Southwest Bench	16.0	6.7	0.13	32.4	11.1
	Southwest Bench	13.5	53.0	0.13	17.8	8.8
	Southwest Bench	20.0	2.0	0.02	17.8	8.8
	200 South	2.8	1.7	0.01	30.5	5.5
	Gallagher	10.9	17.6	0.20	11.2	4.4
	Gallagher	12.0	7.5	0.18	5.0	12.0
	Gallagher	9.0	9.6	0.08	11.2	5.6
	Gallagher	7.0	19.6	0.30	9.2	3.8
	Gallagher	8.5	10.0	0.09	11.2	5.2
	5250 Zone	22.0	1.9	0.22	17.0	8.8
	5250 Zone	15.0	1.8	0.02	21.6	15.0
	5250 Zone	7.5	2.7	0.04	14.8	7.2
	9a Zone	19.8	10.7	0.03	28.4	16.2
	9a Zone	8.5	55.5	0.30	11.7	7.2
	9a Zone	3.6	19.4	0.07	12.7	6.8

MINE / PROJECT	Vein Area	Width (Feet)	Silver (oz/ton)	Gold (oz/ton)
RIO GRANDE SILVER (CREEDE)	Equity	11.4	18.6	0.15
	Equity	8.8	26.4	0.25
	Equity	11.9	7.7	0.03
	Equity	5.3	16.5	0.01
	Equity	14.4	7.3	0.04
	Equity	12.7	7.9	0.04
	Equity	7.5	8.0	0.04
	Equity	5.8	11.4	0.08
	Equity	6.0	13.6	0.04
	Equity	10.8	12.3	0.04
	Equity	14.2	5.6	0.06
	Equity	4.6	9.7	0.03
	Equity	6.1	2.4	0.09

MINE / PROJECT	Vein Number / Area	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)
SILVER VALLEY DRILLING
STAR COMPLEX	Noonday Split	4.3	3.5	25.3	7.5
	Noonday Split	6.1	2.6	18.7	5.6
	Noonday Split	7.3	1.4	12.4	2.8
	Noonday Split	4.5	1.2	11.8	2.6
	Noonday	6.3	2.8	7.3	4.9
	Moffitt	4.3	6.4	7.6	16.4
	Moffitt	3.2	3.1	15.4	20.8
	Moffitt	4.3	2.1	6.1	10.3
	North Star	2.8	7.2	22.2	1.8
	North Star	1.3	2.3	19.4	2.0

MINE / PROJECT	Area	Width (Meters)	Silver (g/tonne)	Gold (g/tonne)

MEXICO - SAN SEBASTIAN	Andrea	2.5	156	4.8
	Andrea	1.3	391	3.4
	Andrea	1.0	127	3.7
	Andrea	1.1	150	0.7
	Andrea	4.2	48	0.8
	Andrea	1.8	98	3.2
	Andrea	0.5	481	3.0

CONTACT:
Hecla Mining Company
Jim Sabala, 208-209-1255
Sr. Vice President – CFO
Direct Main: 800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com